Exhibit 99.1

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

CASY - Q1 2013 Casey`s General Stores Earnings Conference Call

EVENT DATE/TIME: SEPTEMBER 11, 2012 / 02:30PM GMT

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

SEPTEMBER 11, 2012 / 02:30PM GMT, CASY - Q1 2013 Casey’s General Stores Earnings Conference Call

CORPORATE PARTICIPANTS

Bill Walljasper Casey’s General Stores Inc—SVP and CFO

CONFERENCE CALL PARTICIPANTS

Kelly Bania BofA Merrill Lynch—Analyst

Charles Cerankosky Northcoast Research—Analyst

Ryan Gilligan BMO Capital Markets—Analyst

Anthony Lebiedzinski Sidoti & Company—Analyst

Keith Howlett Desjardins Securities—Analyst

Damian Witkowski Gabelli & Company—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Q1 2013 Casey’s General Stores earnings conference call. My name is Matthew, and I’ll be your operator for today. At this time, all participants are in listen-only mode. We will conduct a question-and-answer session towards the end of this conference.

(Operator Instructions)

As a reminder, this call is being recorded for replay purposes. I would now like to turn the call over to Mr. Bill Walljasper, Chief Financial Officer. Please proceed, sir.

Bill Walljasper—Casey’s General Stores Inc—SVP and CFO

Good morning, and thank you for joining us to discuss Casey’s results for the quarter ended July 31. I’m Bill Walljasper, Chief Financial Officer. Bob Myers, President and Chief Executive Officer is also here.

Before we begin, I will remind you that certain statements may constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed in the press release in the 2012 annual report, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise. I’d like to take a few minutes to summarize the results of the first quarter, and then afterwards, we will open up for questions about our results.

As all of you have seen, diluted earnings per share for the first quarter were $1.01 compared to $1.03 for the same quarter a year ago. Results reflect strong gains inside our stores, especially in prepared foods. Excluding gasoline, gross profit increased over 13%. I’ll go over each category to give more detail in what is driving these results.

Our fuel margin improved each month throughout the quarter as the wholesale cost of fuel declined, resulting in a fuel margin of $0.149 per gallon. Our average gasoline margin for the past four years has been $0.143 per gallon. Same-store customer traffic slowed significantly in the quarter, due to excessively hot weather conditions throughout a major portion of our marketing territory. As a result, same-store gallons sold in the quarter were down 0.2%. However, total gallons sold for the quarter increased 3.7% to 394.1 million. The average retail price during this time was $3.38 per gallon, compared to $3.63 in the same quarter last year. Due to a lower gasoline margin compared to a record margin a year ago, gross profit in the quarter was down 10% to $58.8 million. Same-store gallons sold in August are trending positive.

Sales in the grocery and other merchandise category were solid in the first quarter, despite being impacted by the previously-mentioned whether and changes in the cigarette environment. Same-store sales rose 2.6%, with total sales up 5.7% to $386.1 million. During the quarter, primarily in July, we experienced one of the hottest periods on record, pushing same-store customer count to the lowest level in over three years. We also incurred a change in the cigarette tax in one of our largest states,

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

SEPTEMBER 11, 2012 / 02:30PM GMT, CASY - Q1 2013 Casey’s General Stores Earnings Conference Call

resulting in cigarette carton volume dropping significantly. Excluding cigarettes, same-store sales were up 6.4% during the quarter. The average margin in the quarter increased about 90 basis points to 33.4%, primarily due to a one-time gross profit benefit related to the cigarette tax change.

Toward the end of the quarter, we have seen a more competitive pricing on cigarette packs in parts of our marketing territory. Cigarettes are important destination item in the convenience store industry. We believe it is imperative to remain competitive in this product line to maintain market share and long-term sales growth in other products. In light of this, we have recently adjusted pricing to match this change in about one-third of our stores. Overall, we are pleased with the gains in the grocery and other merchandise category, and anticipate acceleration in revenue throughout the fiscal year, as we benefit from the rollout of additional operational initiatives. That being said, we also expect same-store sales in cigarettes to continue to be adversely impacted by the challenges mentioned previously.

Prepared food and fountain category continues to perform very well. Total sales were up 15.2% to $142.7 million for the quarter. Same-store sales in the quarter were up 10.6%, with an average margin of 63.5%, up 220 basis points from the same quarter a year ago. This is primarily due to lower commodity costs and a price increase implemented in February. The average cost of cheese this quarter was $1.81 per pound, compared to $2.11 a year ago. The average cost of coffee was about $0.90 a pound lower this year, compared to the first quarter a year ago.

Gross profit dollars in the quarter were up over 19% to $90.6 million. Same-store sales in August are trending ahead of our annual goal. However, commodity prices have been trending upward so far in the second quarter. The average cost of cheese is currently approximately $2.05 per pound. Operating expenses the quarter were up 10.5% to $189.4 million. Nearly 75% of this increase was due to a rise in wages, primarily related to operating more stores this quarter compared to the same period a year ago, as well as an increase in the operational initiatives described in the press release.

Credit card fees and fuel expenses combined were up only $335,000, primarily due to the lower retail price of fuel. Credit card transactions were up about 12%, accounting for approximately 59% of all sales this quarter, which was the same level a year ago. On the income statement, total revenue in the quarter was $1.9 billion. This is even with a year ago in same period due to lower retail food prices. The effective tax rate this quarter was lower than the first quarter of last year, primarily due to a higher net stock-based compensation tax benefit from the prior year. We expect our effective tax rate to be around 37.5% for the year.

Number of basic shares outstanding in the quarter was 38,224,608 and the diluted share count was 38,570,298. Our balance sheet continues to be strong. At July 31, cash and cash equivalents were $89.6 million, up from $55.9 million at the end of fiscal year. Long-term debt, net of current maturities was $667.7 million, and shareholder equity rose to $544.7 million, up almost $39 million from the fiscal year-end. We generated $106.5 million in cash flow from operations and capital expenditures for the quarter were $71.8 million, compared to $78.6 million a year ago in the same period. We expect capital expenditures to increase as new store construction accelerates, and we closed on the acquisitions mentioned in the press release.

This quarter, we opened one new store construction and replaced three stores. We also have 27 written commitments for acquisitions that we expect to close on in the near future. We are optimistic about the acquisition pipeline going forward. Additionally, we have 18 new stores and 16 replacement stores under construction. We anticipate opening 30 to 35 new store constructions by the end of the fiscal year. Our store count at the end of this quarter was 1,698. In addition to the unit growth, we also converted 26 more locations to a 24-hour format, completed 26 major remodels, and added 50 more stores to the pizza delivery program during the first quarter. We plan on adding an additional 100 stores to the pizza delivery program by the end of the fiscal year. We also will convert at least 100 more stores to 24 hours this fall and complete 50 more major remodels by the end of the fiscal year.

That completes our view of the quarter. We will now take your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

And the first question comes from Kelly Bania, from Bank of America-Merrill Lynch. Please proceed.

Kelly Bania—BofA Merrill Lynch—Analyst

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

SEPTEMBER 11, 2012 / 02:30PM GMT, CASY - Q1 2013 Casey’s General Stores Earnings Conference Call

Bill, I was wondering if you could comment a little bit more on your recent actions to adjust your pricing in cigarettes? I think you mentioned one third of your stores would be impacted? Maybe you can help us understand what kind of gross margin impact you would expect there? And how you would expect the other two-thirds of the stores — how those compare in pricing and what the outlook for those are?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

Kelly, that pricing structure will run the gamut, depending on the location of where the store is at. As there’s a number of pricing levels within our cigarette product line, that fluctuates by product and by state, but just in about 550 of our locations, and most of those are in our three main states, which are Illinois, Missouri and Iowa, where we adjusted pricing to be a more competitive with the product line. Unfortunately, it will fluctuate state by state, area by area and product line by product line. As far as the gross profit goes, certainly we’re not going to get the benefit, the one-time benefit into the second quarter and it will affect the gross profit margin as well. But we’re looking to drive carton movement — for us we feel it’s imperative to be competitive on this product. It’s arguably probably the number-two destination item of any convenience store and we feel it’s important to maintain our competitive edge in that regard. So it will affect the gross profit margin, but we’re hopeful that we’ll see unit movement, and we are seeing sequentially over the course of August, some improvement in the units as we move forward.

Kelly Bania —BofA Merrill Lynch—Analyst

Great. And then I was wondering if you could also comment a little bit more in operating expenses? They seemed to come in a lot better than expected. At least versus our model. I was wondering if there’s anything one-time there, or anything that you’re doing to focus on operating expenses, or is it really just a factor of better leverage on some of your sales driving initiatives?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

Well, some of the operational initiatives that we discussed, we certainly had a lot more data points on it, and we have a little bit more history behind us, so I believe we are becoming more effective in operating those initiatives right out of the chute, and as they progress going forward. Now, from an sequential standpoint, I would expect operating expenses to sequentially move up a little bit in the second quarter. The retail price of fuel has arisen significantly since the end of the first quarter. That should increase, if history repeats itself, not only our fuel expense, but also the credit card fees. That was basically flat this quarter. Also, we did complete 25 major remodels in July, so you will have the impact of all of those running through the second quarter. I think it’s really looking at being more efficient in running the initiatives, and I think we are seeing the benefit that were moving forward.

Kelly Bania —BofA Merrill Lynch—Analyst

Great. Thank you.

Operator

Your next question comes from Chuck Cerankosky from Northcoast Research. Please proceed.

Charles Cerankosky —Northcoast Research—Analyst

Looking at the quarter, what kind of unit declines did you see in the cigarette category? Or the tobacco category?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

Illinois was certainly the lion’s share. The cigarette tax went into effect right about the first of July. And what we saw actually when we look at the cigarette movement, about half of the downward trend in cigarettes was a result of the State of Illinois moving downward. We saw a roughly about a 25% to 30% unit decline in the State of Illinois on carton movement. First of all, we have made some adjustments that we discussed here at the past question so we are slowly getting that unit movement back up in that direction.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

SEPTEMBER 11, 2012 / 02:30PM GMT, CASY - Q1 2013 Casey’s General Stores Earnings Conference Call

Charles Cerankosky —Northcoast Research—Analyst

Do you get any help from your tobacco suppliers when such a large tax goes into effect?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

Well, they’re running businesses as well. And the supply terms from the different manufacturers certainly have changed significantly, as you might have read some about that some of our peers as well. But, the same time that Illinois state tax went into effect we also saw some adjustments in manufacturer programs which lowered retail as well. Obviously looking to drive more carton movement, but it does affect the retail. Over the last three months or so, we have seen negative same-store movement in the cigarette area. We’re addressing that and we’re hopeful that we’ve made the necessary adjustments to maintain market share in that area. I think that’s critical.

Charles Cerankosky —Northcoast Research—Analyst

As you saw the weather cool off a bit, what has been your customers’ reactions to that? Are you seeing shopping patterns get back to normal, whether it be — normal consumer or construction activity in the neighborhood — what’s been happening there?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

Definitely that’s been an improvement. As you’re well aware, being in Cleveland, you probably saw some of that very hot weather in July. Our customer count, our same-store customer count in July actually was a negative 1%. In August, we’re back to up about 2.5%. So we are seeing a movement back to increased customer traffic, construction crews are no longer shutting down halfway through the day. So getting back to more normalized traffic pattern.

Charles Cerankosky —Northcoast Research—Analyst

Great. And going back to operating costs, can you give us some way points on more efficiently managing store labor costs and other classes that switch to pizza delivery and extended hours?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

Yes. As far as some of those issues that we are doing, we obviously have a little more data points, but when we look at the operational initiatives and let’s — for instance, the 24 hour format, we did a group of stores back in fiscal 2011, and we certainly have data points on those. We also did a group back in February, fiscal 2012 — so when we look at the first four to six months of the group of 2011 compared to the ones in 2012, we see two things occurring. We will certainly see an increased pick up in revenue across the board in about every category during that same period, but we also see a decrease in operating expense pick up over that same period, so that tells me that we are becoming a little bit more efficient and being able to run at these new format stores, whether it’s 24-hour, whether it’s pizza delivery, and I think that’s going to be a benefit that we will see as we move forward into the fiscal year.

Charles Cerankosky —Northcoast Research—Analyst

All right. Thank you.

Operator

Your next question comes from Karen Short from BMO Capital Markets. Please proceed.

Ryan Gilligan —BMO Capital Markets—Analyst

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

SEPTEMBER 11, 2012 / 02:30PM GMT, CASY - Q1 2013 Casey’s General Stores Earnings Conference Call

This is actually Ryan Gilligan standing on for Karen. What was the timing of the major remodel and pizza delivery roll-outs in the quarter and can you quantify the impact they had on comps?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

Really didn’t have much impact at all, Ryan, in the first quarter. The pizza delivery we rolled out July 1, I can tell you that in the month of July, that group of 50 stores we rolled out July 1, we are seeing 45% to 50% increases in pizza sales. Now, with respect to the other piece of your question, the major remodels were done mostly in July. So some have only a few weeks under their belt that ran into the first quarter, so you should see those gain more traction as we head into the second quarter.

Ryan Gilligan —BMO Capital Markets—Analyst

Okay. Thanks. That’s helpful and just to clarify, should we should look for an OpEx growth rate for the full year in the mid-teens?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

I would say again, going back to the last conference call, the comments I made mid-teens would be 13% to 16%. Certainly with the retail price of fuel trending downward in the first quarter, we’re certainly off to a good start to getting to the lower end of that. Now sequentially in the second quarter, I would anticipate given the dynamics I mentioned earlier to Kelly’s question probably a pickup in the OpEx increase. I still think that’s probably a good bogey, good benchmark.

Ryan Gilligan —BMO Capital Markets—Analyst

Would you expect the third quarter to see a growth rate above the full-year too?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

Sorry, I didn’t catch the last part of that, Ryan.

Ryan Gilligan —BMO Capital Markets—Analyst

Would you expect the third quarter growth rate to be above the full-year growth rate?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

I wouldn’t necessarily say that. Probably more in line with that, because we will start in that third-quarter you will see us bring on the majority of those acquisitions mentioned in the press release. So that’s when you should see a revenue lift as well as an OpEx impact when those come online.

Ryan Gilligan —BMO Capital Markets—Analyst

Okay. That’s helpful. Thanks. And last question what is your outlook for dairy and coffee costs, and are your coffee costs still locked in?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

Yes. Our coffee is locked in through March so really the most of this fiscal year we are locked in on coffee. And you will see a benefit. It’s about a $0.70, $0.75 per pound benefit for most of the year that we’re going to experience relative to a year ago relative to coffee. Now, cheese right now, as I mentioned, is $2.05 a pound roughly. It’s not uncommon to have cheese cycle up towards the beginning of the school year. It will be interesting to see how the hot, dry summer is going to affect this market. I would keep your eyes on that.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

SEPTEMBER 11, 2012 / 02:30PM GMT, CASY - Q1 2013 Casey’s General Stores Earnings Conference Call

Ryan Gilligan —BMO Capital Markets—Analyst

Awesome. Thank you.

Operator

Your next question comes from Anthony Lebiedzinski from Sidoti & Company. Please proceed.

Anthony Lebiedzinski —Sidoti & Company—Analyst

Just to follow-up on the previous question, have you locked in any prices for cheese?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

We have not right yet, Anthony.

Anthony Lebiedzinski —Sidoti & Company—Analyst

Okay. And what is your outlook for some of the other input costs like some of your meats, for example, other — I know in the big scheme of things, they’re not as important as coffee and cheese, but what is your outlook for some of these other commodities?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

Our outlook for the remainder of our fiscal year, we had anticipate meat prices and some of the more secondary cost inputs to rise as well.

Anthony Lebiedzinski —Sidoti & Company—Analyst

Okay. Thank you. And could you perhaps quantify some of the customer traffic metrics for the full quarter?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

Yes. For the quarter, same-store customer count was up 1.2%. As I alluded to in the narrative, that was the lowest mark in about 3.5 years for a quarter. We have seen that as I mentioned come back a little bit in August as the weather kind of moderated to more normalized temperatures.

Anthony Lebiedzinski —Sidoti & Company—Analyst

Okay. That’s helpful. And the 27 stores that you have with an agreement to purchase, I assume that these are mostly one-store operators?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

There are a few one stores. There’s one larger piece that’s mixed in that. There will be more information coming on that later in the month. But the majority of those, nearly all of those 27 stores we anticipate closing on roughly November. So they won’t be coming through in the second quarter. But you will see an impact in Q3 and Q4.

Anthony Lebiedzinski —Sidoti & Company—Analyst

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

SEPTEMBER 11, 2012 / 02:30PM GMT, CASY - Q1 2013 Casey’s General Stores Earnings Conference Call

Okay. Thank you very much.

Operator

We now have another question from the line of Chuck Cerankosky from Northcoast Research. Please proceed

Charles Cerankosky —Northcoast Research—Analyst

Wanted to ask as well, have you cycled through all the cigarette inventory that gave you that inventory gain in the first quarter?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

We have. Yes. There won’t be any impact or benefit from that in Q2.

Charles Cerankosky —Northcoast Research—Analyst

All right. Thank you.

Operator

You have no questions at this time.

(Operator Instructions)

And the next question comes from Keith Howlett from Desjardins Securities. Please go ahead.

Keith Howlett —Desjardins Securities—Analyst

I had a question about your entry into Arkansas and what the early results were there, and if you have any thoughts on the Walmart Express format or if you have any convenience stores close enough to gauge if it has any impact?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

I’m not aware that we have a store close enough to gauge the impact of that initiative by Walmart. I can tell you that we’ve been in Arkansas now for almost roughly about a year. We have at least a half-dozen stores. We have a number of stores on the docket. It has been a very good state preliminarily. The stores that we put up there have fired off very well, especially our prepared food operations.

I will also note, we did open our first store in Kentucky, and that store fired off just like the ones in Arkansas. And we will be opening our first store in Tennessee here in the next several months. So we’re excited about the opportunity of penetrating those states and expanding our geography. We think there’s a lot of opportunity in those states, so look for more information down the road in that regard.

Keith Howlett —Desjardins Securities—Analyst

Thanks very much.

Operator

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

SEPTEMBER 11, 2012 / 02:30PM GMT, CASY - Q1 2013 Casey’s General Stores Earnings Conference Call

Your next question comes from the line of Damian Witkowski from Gabelli & Company. Please proceed.

Damian Witkowski —Gabelli & Company—Analyst

Question on acquisitions, are you seeing any changes in the environment as you’re getting more competitive? Are sellers asking for different terms?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

No. I wouldn’t say that. Multiples continue to be for the most part, Damian, in that five to seven times trailing EBITDA range. We’ll pay outside of that on both ends of the spectrum depending on asset quality, but there’s not anything that’s out there that we’ve seen from a macro perspective as saying there’s a shift in what sellers are looking for. It’s been very active, even though we haven’t announced any until this particular quarter, there’s been a lot of dialogue going on. There continues to be a lot of dialogue going on, and so we are optimistic about that particular piece of our business.

Damian Witkowski —Gabelli & Company—Analyst

And in terms of competition for those deals, any changes there?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

Not necessarily. The smaller the deal, the less competition to generally speaking — anytime you get into a bit larger acquisition, you do see some competition for those. And it will fluctuate depending on geography as well. But that really hasn’t changed over the last several years.

Damian Witkowski —Gabelli & Company—Analyst

Okay. And then lastly, if you came across something that was just the right thing to acquire, what sort of number of stores could you do in a single bite, do you think?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

That’s a good question, Damian. We’re not afraid to look at any size at this point, right now we had a lot of financial capacity. If you just look at our debt covenants, we have the room to add probably about $400 million to $500 million on the balance sheet and still be with a really good leverage range, so that will buy a lot of stores. So I think a lot will depend on the quality assets and the geographic disbursement of some of those assets, of how those would be integrated.

Damian Witkowski —Gabelli & Company—Analyst

And lastly, just go back to the cigarettes in Illinois in particular, could you explain to me, because I think I might have missed it, the way I understood the benefit was that because of the increase in taxes on a per-pack basis you basically we’re selling more single packs, which have a higher margin. Is that the benefit you’re referring to? Or —

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

No. A little bit different benefit. That is typically a benefit, however when you see a tax increase. People do tend to shift to more pack purchasing, and there is a longer tail benefit from that. But the benefits I’m referring to is when the cigarette tax went into effect there was not a floor tax on inventory at the store level. So you’re able to raise your retails without a corresponding cost adjustment. Until you cycle through that inventory, that creates your one-time adjustment.

Damian Witkowski —Gabelli & Company—Analyst

Okay. And you pointed out you’ve already cycled that inventory. Okay.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

SEPTEMBER 11, 2012 / 02:30PM GMT, CASY - Q1 2013 Casey’s General Stores Earnings Conference Call

Bill Walljasper—Casey’s General Stores Inc—SVP and CFO

That’s correct.

Damian Witkowski—Gabelli & Company—Analyst

Thanks, Bill.

Operator

Sir, you have no questions at this time.

(Operator Instructions)

No more questions, Bill.

Bill Walljasper—Casey’s General Stores Inc—SVP and CFO

I want to thank everybody for joining us this morning. Just as a reminder, same-store sales for the month of August will be released at 3.00 Central time, Monday, September 17. Thank you very much.

Operator

Thank you for your participation in today’s conference call. This concludes the presentation. You may now disconnect. Good day.

DISCLAIMER

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2012 Thomson Reuters. All Rights Reserved.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.